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                                        FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                           FILE NUMBER 333-86529

        FIRST PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 3, 1999

                                 686,900 SHARES

                                  GO2NET, INC.

                                  COMMON STOCK

         This First Prospectus Supplement (the "First Prospectus Supplement") supplements the Prospectus dated September 3, 1999 (the "Prospectus") of Go2Net, Inc. ("Go2Net" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 686,900 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares at issue herein were originally issued, pursuant to a settlement agreement, as set forth in the Prospectus. The "Selling Stockholders" Section of the Prospectus is hereby supplemented to reflect the transfer made by Unique Media Services LLC to Michael Weiner in the amount of 4,744 shares after the date of the Prospectus. This First Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this First Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.
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                 THE DATE OF THIS FIRST PROSPECTUS SUPPLEMENT IS

                                 MARCH 20, 2000

                              SELLING STOCKHOLDERS

         On February 24, 2000, of the Shares beneficially owned by Unique Media Services LLC reflected in the Prospectus and the supplements thereto, 4,744 were transferred to Michael Weiner.

         The table of Selling Stockholders in the Prospectus is hereby amended and supplemented to add Michael Weiner as a Selling Stockholder and to reflect the transfer of 4,744 Shares from Unique Media Services LLC to Michael Weiner as set forth herein.